Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90254) pertaining to the Laclede Gas Company Salary Deferral Savings Plan, of our report dated March 28, 2016, on our audits of the statements of net assets available for benefits of Laclede Gas Company Salary Deferral Savings Plan as of September 30, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended September 30, 2015 and 2014, which report appears in the September 30, 2015, annual report on Form 11-K of Laclede Gas Company Salary Deferral Savings Plan.

St. Louis, Missouri
March 28, 2016